Exhibit 10.151

AGREEMENT AND GENERAL RELEASE

THIS SEPARATION PAY AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into between Laura L. Fournier (“Employee”), and Compuware Corporation (the “Company” or “Compuware”) a Michigan corporation, whose principal office is One Campus Martius, Detroit, Michigan 48226.

WHEREAS, the Employee’s employment with Company will terminate effective June 16, 2013, and

WHEREAS, the Employee agrees as more fully set forth herein that any claims that the Employee may have arising out of the Employee’s employment with the Company are hereby released.

NOW, THEREFORE, in consideration of the promises and conditions set forth herein, the sufficiency of which is hereby acknowledged, the Company and the Employee agree as follows:

1.
Employment End Date, Notice Period Pay and Benefits.  The Employee’s duties and responsibilities as an employee of Compuware will terminate on June 16, 2013 (the “Employment End Date”).  Medical, Vision, Dental, and Life Insurance coverage will cease as of 11:59 PM, June 30, 2013.  Short Term Disability, Long Term Disability and all other Company benefits cease as of 11:59 PM on, June 15, 2013. The Company will reimburse Employee for Employee’s payments of premiums for COBRA continuation coverage pursuant to Section 2 below.

2.
Severance Compensation and Benefits. In return for the Employee’s execution and non-revocation of this Agreement  no later than 30 days following the Employment End Date, the Company agrees to provide the Employee with the following:

Separation Pay. Employee shall continue to receive Employee’s current salary in accordance with the Company’s regular payroll practices for the period commencing on June 16, 2013 and ending on December 15, 2014, less all applicable withholding for income and employment taxes (hereinafter referred to as “Separation Pay”). Employee acknowledges that the Separation Pay is not required by Compuware’s policies or procedures and is in addition to anything of value to which Employee is already entitled.

Benefits.  The Company will reimburse Employee for Employee’s payments of premiums for COBRA continuation coverage as elected by Employee (the “COBRA coverage”) from July 1, 2013 through December 31, 2014 (the “COBRA Reimbursement Period”), provided that Employee timely elects such COBRA coverage through the Company’s COBRA administrator and such COBRA coverage remains in effect during the COBRA Reimbursement Period.  Invoices for the COBRA coverage premiums will be mailed to Employee on a monthly basis.  Within 30 days of receiving verification that Employee has paid the COBRA premiums, the Company will reimburse Employee in the amount of such premiums paid by the Employee during the COBRA Reimbursement Period. Following the COBRA Reimbursement Period, Employee has the right to continue his/her COBRA coverage thereafter at his/her own expense subject to the Federal COBRA laws.  A notice outlining Employee’s COBRA rights will be mailed to Employee’s home.

Bonus Payment.  Employee agrees to accept $273,350, less all applicable withholding for income and employment taxes, as payment in full for her deferred bonus under the Company’s FY12 Executive Incentive Agreement (“EIA”).  Payment for the FY12 EIA bonus shall be made in 2014 at the same time as the other recipients of the EIA are paid, but no later than April 30, 2014 (unless accelerated due to the Change in Control provisions in the Amended and Restated 2007 Long Term Incentive Plan (“LTIP”).

Stock Awards.  Any unvested Compuware stock options, restricted stock units, and performance units granted on or before May 15, 2013 will continue to vest and/or be exercisable as if Employee’s employment had not terminated.  All exercisable stock options must be exercised no later than the expiration date set forth in the applicable agreement. By executing this Agreement, the Company and the Employee intend that the related grant agreements for the stock options, restricted stock units, and performance units are hereby amended in the foregoing respect.

3.	Employment Agreement. The Employee agrees that the surviving terms of her Employment Agreement shall remain in full force and effect.

4.	Release of Claims. In consideration of the Company entering into this Agreement and the promises and benefits provided herein, the Employee hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company and its current and former officers, directors, stockholders, corporate affiliates, subsidiaries, predecessors, successors, agents, employees and attorneys (the “Released Parties”) from any and all claims, actions and causes of action, whether now known or unknown, that Employee has or at any other time had, or shall or may have against those Released Parties based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the Effective Date of this Agreement, including, but not limited to, any common law or statutory claims relating to Employee’s employment or termination from employment such as claims of wrongful termination in violation of public policy or under any other theory, breach of contract, fraud, negligent misrepresentation, defamation, infliction of emotional distress, or any other tort claim; claims of discrimination or harassment based upon national origin, race, age, sex, disability, sexual orientation or retaliation under the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, or any other applicable Federal, State, or local law prohibiting discrimination; claims under the federal Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act or any other federal, state or local law, rule, regulation or ordinance that is applicable to Employee’s employment with the Company; or claims for vacation, sick or personal leave pay, short term or long term disability benefits, or payment pursuant to any practice, policy, handbook or manual of the Company. Employee acknowledges that she has no lawsuits, claims or actions pending in Employee’s name or behalf against the Released Parties, and also expressly waives any and all remedies that may be available under any statute or the common law, including, without limitation, back pay, front pay, other damages, attorney’s fees, court costs and reinstatement. Employee’s release of claims does not apply to those actions or proceedings that are not waivable by law, any claims which arise after the Effective Date of this Agreement, or to a charge filed with an administrative agency empowered to investigate those claims; however, subject to applicable law, Employee specifically waives any right to recover money damages or relief of any kind which may result from the filing of a charge with any administrative agency.

5.
Resignation from Company Offices, Cooperation in Subsequent Litigation and Non-Disparagement. Employee agrees that she will take all reasonably necessary actions to effectuate her resignation no later than an effective date of June 16, 2013, from all corporate positions or offices, including any directorships she may hold with any Company subsidiary.  Employee further agrees that she will assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations, or proceedings relate to services performed or required to be performed by Employee, pertinent knowledge possessed by Employee, or any act or omission by Employee. Employee further agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.  Employee further agrees to not make statements or representations in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries or affiliates or their respective officers, directors, employees, advisors, businesses or reputations.

6.
Amendment. This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto.

7.
Waiver of Rights. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8.
Validity. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, excluding the general release language, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. However, if the general release language is found to be invalid, the Employee agrees to execute a valid release of the claims which are the subject of this Agreement.

9.
Confidentiality. The Employee understands and agrees that as a condition for payment to the Employee of the items in Section 2, the terms and contents of this Agreement and the contents of the negotiations and discussions resulting in this Agreement, shall be maintained as confidential by the Employee and the Employee’s spouse, advisors and attorneys and shall not be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by the Company.

10.
Acknowledgments and Revocation. The Employee affirms that no other promises or agreements of any kind have been made to or with the Employee by any person or entity to cause the Employee to sign this Agreement and that she understands the terms herein. The Employee acknowledges that the Employee has been given at least twenty-one (21) days to consider this Agreement, and that the Company has advised the Employee to consult with an attorney of her own choosing prior to signing this Agreement. Employee acknowledges that if Employee signs this Agreement before the running of the twenty-one (21) day waiting period, Employee has done so with full knowledge and understanding that Employee was entitled to the full twenty-one (21) days within which to consider this Agreement and that any decision on Employee’s part not to utilize the full twenty-one (21) day waiting period is done of Employee’s own volition and not at the urging of the Company. The Employee further understands that Employee may revoke this Agreement for a period of seven (7) days after the Employee signs it. Any revocation within this period must be submitted in writing to the Human Resources department, Compuware Corporation, One Campus Martius, Detroit, Michigan 48226. This Agreement shall not be effective or enforceable until the expiration of the revocation period ( the “Effective Date”).

11.
Applicable Law. This Agreement shall be interpreted and construed in accordance with the laws of the State of Michigan, without regard to conflict of laws provisions, and Employee consents to jurisdiction of the courts of the State of Michigan for the resolution of any matter arising under this Agreement.

12.
Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to Employee’s termination of employment with the Company, separation pay and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith except the surviving terms of the Employment Agreement referenced in Paragraph 3.

13.
Code Section 409A and Other Tax Considerations.  As a highly compensated individual (as defined by Section 105(h) the Internal Revenue Code), any COBRA continuation coverage premiums paid or reimbursed by the Company will be considered taxable income.  It is intended that payments and benefits provided under this Agreement shall be in compliance with or exempt from Internal Revenue Code Section 409A and the regulations and guidance thereunder (“Code Section 409A”), and the terms of this Agreement are to be interpreted and construed accordingly.  The parties agree to negotiate in good faith and jointly execute an amendment to this Agreement if necessary to comply with Code Section 409A.  In no event shall the Company be responsible for any tax or penalty owed by the Employee, the Employee’s spouse or beneficiary with regard to any payments or benefits provided under this Agreement.  Each payment under this Agreement shall be treated as a separate payment for purposes of Code Section 409A, and the terms “separation from service”, “termination of employment”, “employment termination”, and phrases of like kind are intended to mean “separation from service” as defined by Code Section 409A.  In no event may the Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.  Notwithstanding any provision in this Agreement to the contrary, if Employee is determined to constitute a Code Section 409A “Specified Employee” at the time of separation from service, all or part of any payment hereunder that is not then exempt from Code Section 409A shall be held (if then required under Code Section 409A), and paid in an aggregated lump sum on the first day of the seventh month following Employee’s separation from service, or the date of Employee’s death, if earlier.  Any remaining payments shall be paid on their regularly scheduled payment dates.  In signing this Agreement, Employee acknowledges that the Company has the right to withhold from Employee’s compensation or require Employee to remit sufficient funds to satisfy applicable withholding for income and employment tax requirements related to the compensation provided hereunder.

Any obligation of the Company to make any of the payments under Section 2 of this Agreement is conditioned on the Company timely receiving the Employee’s signed and unaltered Agreement and the revocation period has lapsed.  The executed Agreement should be sent to:  Matthew Sarafian, Vice President, Human Resources, Compuware Corporation, One Campus Martius, Detroit, Michigan, 48226.

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I HAVE READ THIS AGREEMENT AND GENERAL RELEASE AND I UNDERSTAND AND AGREE TO ALL OF ITS TERMS. I ENTER INTO AND SIGN THIS AGREEMENT AND GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH FULL KNOWLEDGE OF WHAT IT MEANS.

/s/ Laura L. Fournier	6/14/13
Laura L. Fournier	Date

/s/ Daniel S. Follis	6/14/13
Company Representative	Date